UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 2, 2005 (November 29, 2005)

WELLPOINT, INC.

(Exact name of registrant as specified in its charter)

Indiana	001-16751	35-2145715
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

120 Monument Circle

Indianapolis, IN 46204

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (317) 488-6000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1—Registrant’s Business and Operations

Item 1.01—Entry into a Material Definitive Agreement.

Amended and Restated 5-Year Credit Agreement

On November 29, 2005, WellPoint, Inc. (the “Company” or “WellPoint”) entered into an Amended and Restated 5-Year Credit Agreement, dated as of November 29, 2005, among the Company, the financial institutions from time to time party thereto, Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, Citibank, N.A., as Syndication Agent, The Bank of Tokyo-Mitsubishi, Ltd. New York Branch, UBS Loan Finance LLC, Wachovia Bank, National Association and William Street Commitment Corporation, as Co-Documentation Agents and Banc of America Securities LLC and Citigroup Global Markets Inc., as Joint Lead Arrangers and Joint Book Managers, under which WellPoint can, from time to time, borrow up to an aggregate principal amount of $2.5 billion and have letters of credit issued for its account up to an aggregate stated amount of $200 million (the “5-Year Credit Agreement”). The Company entered into the 5-Year Credit Agreement (i) for general corporate purposes, including the financing of acquisitions and to provide for its working capital requirements and (ii) to replace WellPoint’s previously existing 5-year credit facility and previously existing 364-day credit facility, which agreements were previously described in the Form 8-K filed with the Securities and Exchange Commission on November 24, 2004. All of the obligations of the Company under the 5-Year Credit Agreement are guaranteed (the “Guaranty”) by Anthem Holding Corp., a wholly-owned subsidiary of the Company (“Anthem Holdings”).

The 5-Year Credit Agreement contains certain conditions to the Company’s ability to incur loans and have letters of credit issued for its account thereunder, which include (a) the representations and warranties of the Company and Anthem Holdings being true and correct in all material respects, which representations and warranties include: (1) the receipt of all government, shareholder and third party consents and approvals necessary in connection with the performance and enforceability of the Company’s and Anthem Holdings’ obligations under the 5-Year Credit Agreement and the Guaranty; (2) compliance by the Company and its subsidiaries with laws and material agreements; (3) delivery of financial statements when due under the 5-Year Credit Agreement; and (4) such other conditions as are customary for a transaction of this nature; and (b) the absence of any default under the 5-Year Credit Agreement at the time any loans or other extensions of credit are made thereunder or would result from the making of such loans or other extensions of credit.

The Company may elect for loans incurred under the 5-Year Credit Agreement to bear interest at a rate per annum equal to either (i) the Eurodollar rate (as in effect from time to time for the relevant interest period) plus an applicable margin, ranging from 0.060% to 0.125%, based upon the debt rating of the Company’s senior unsecured long-term debt or (ii) a base rate option. The final maturity of the 5-Year Credit Agreement is five years from the closing date of the 5-Year Credit Agreement. The 5-Year Credit Agreement contains customary affirmative covenants for transactions of this nature regarding, among other things, the Company’s use of proceeds, delivery of financial and other information to the lenders, maintenance of records, compliance with law, maintenance of property and insurance and conduct of business. The 5-Year Credit Agreement also contains certain customary negative covenants for transactions of this nature limiting the ability of the Company and/or its subsidiaries to, among other things, enter into transactions with affiliates, incur debt, materially change its corporate structure, dispose of assets and requiring the Company to maintain a total debt to capital ratio of not more than 40%. The foregoing limitations are subject to certain customary exceptions for transactions of this nature. The 5-Year Credit Agreement includes events of default (and related remedies, including acceleration of the loans made thereunder) usual for facilities of this type, including payment default, covenant default (including breaches of the covenants described above), material inaccuracy of representations and warranties, bankruptcy and involuntary proceedings, change of control, default under other agreements and judgment default. Many of the defaults are subject to certain materiality thresholds and grace periods consistent with transactions of this nature.

The agents and the lenders under the 5-Year Credit Agreement and their affiliates have provided, and future lenders under the 5-Year Credit Agreement may provide, various investment banking, other commercial banking and/or financial advisory services to WellPoint for which they have received, and will in the future receive, customary fees.

WellPoint Executive Severance Plan

On November 29, 2005, the Compensation Committee of the Board of Directors of the Company (the “Board”) approved the WellPoint, Inc. Executive Severance Plan (the “Plan”). The Plan is effective as of January 1, 2006. The Plan is intended to protect key executive employees of the Company and its subsidiaries and affiliates against an involuntary loss of employment so as to attract and retain such employees, and motivate them to enhance the value of the Company. The Plan will be administered by a committee appointed by the Company’s Chief Executive Officer.

Key executive employees of the Company and its subsidiaries and affiliates, including each vice president, senior vice president, executive vice president and any other key executive selected by the Company’s Chief Executive Officer, are eligible to participate in the Plan. There are currently no participants in the Plan. An eligible executive will only become a participant in the Plan upon his or her execution of an employment agreement with the Company. In general, the terms of the Plan will replace a participant’s pre-existing agreements for employment, severance or change in control benefits, or restrictive covenants. However, certain Company executives who become participants in the Plan before their existing severance protection expires will be entitled to the larger of their existing severance protection or the Plan’s severance protection.

Severance pay and benefits are triggered under the Plan upon a termination of a participant’s employment by the Company for any reason other than death, disability, “cause,” or a “transfer of business,” each as defined in the Plan. Severance pay and benefits will also be provided under the Plan (at enhanced levels for each participant who is a vice president, senior vice president or executive vice president) upon a termination of a participant’s employment (i) by the Company for any reason other than death, disability, cause, or a transfer of business, during certain periods prior to, or the thirty-six (36) month period after, a “change in control,” as defined in the Plan, or (ii) by the participant for “good reason,” as defined in the Plan, during the thirty-six (36) month period after a change in control.

In the event that severance pay and benefits are triggered, an eligible participant will be entitled, among other things, to receive severance pay in an amount equal to the participant’s applicable severance multiplier times the sum of the participant’s annual salary and annual target bonus, payable in equal installments over the participant’s applicable severance period; continued participation in the Company’s health and life insurance benefit plans during the severance period; continuation of certain executive compensation perquisite payments and benefits during the severance period; cash payments equivalent to Company tax-qualified retirement and supplemental retirement plan contributions for the participant during the severance period; and outplacement services. For participants who are executive vice presidents, the applicable severance multiplier is two (increased to three when enhanced severance is paid in circumstances relating to a change in control, as described above) and the severance period is two years (increased to three years when such enhanced severance is paid).

Other severance benefits triggered by qualifying terminations of employment after a change in control include a pro-rata bonus for the year of termination and accelerated vesting of certain equity grants. The annual bonus of each participant for the year of a change of control is guaranteed to be the greater of the participant’s target bonus for that year or the amount earned under the bonus plan formulas. The Plan further provides that, in the event of certain corporate transactions, if an acquiring company does not assume Company equity grants, the grants will vest and become payable upon the corporate transaction. Participants who are executive vice presidents or senior vice presidents may also, in certain circumstances, be entitled to full tax gross-ups for taxes on excess parachute payments.

The Plan payments and benefits of each participant are conditioned upon the participant’s compliance with restrictive covenants and execution of a release of claims against the Company. The Plan provides that if a participant breaches any restrictive covenant or fails to provide the required cooperation, (i) such participant shall repay to the Company any severance benefits previously received, as well as an amount equal to the fair market value of restricted stock vested and gain on stock options exercised within the twenty-four month period prior to such breach, (ii) no further severance pay or benefits shall be provided to such participant, and (iii) all outstanding unexercised stock options and unvested restricted stock shall be cancelled and forfeited.

Section 5—Corporate Governance and Management

Item 5.02(b)(d)—Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On November 29, 2005, Leonard D. Schaeffer resigned as a Director of the Company. Mr. Schaeffer served as the Chairman of the Board.

On November 30, 2005 the Company announced the election by the Board of Larry C. Glasscock to succeed Mr. Schaeffer as Chairman of the Board. Mr. Glasscock will now serve as Chairman of the Board, President and Chief Executive Officer of the Company.

The preceding is qualified in its entirety by reference to the press release, which is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 5.03—Amendments to Articles of Incorporate or Bylaws; Change in Fiscal Year

On November 30, 2005, the Board of the Company adopted an amendment to the Company’s Bylaws in order to reflect the transfer of responsibility for determining non-employee director compensation from the Compensation Committee of the Board to the Governance Committee of the Board. The amendment took effect upon adoption by the Board.

The preceding is qualified in its entirety by reference to the Company’s Bylaws, which are attached hereto as Exhibit 3.2 and are incorporated herein by reference.

Section 7—Regulation FD

Item 7.01—Regulation FD Disclosure

Officers of the Company expect to meet with securities analysts and investors during the period commencing on December 2, 2005 and ending on December 31, 2005. During these meetings, the officers expect to confirm the Company’s ability to meet the earnings expectations given in a press release and conference call on October 26, 2005. A copy of that press release was attached as Exhibit 99.1 to the Form 8-K furnished by the Company to the Securities and Exchange Commission on October 26, 2005.

All of the information furnished in this report shall not be deemed to be “filed” for purposes of Section 18 of the Securities and Exchange Act of 1934, as amended, and shall not be incorporated by reference in any filing under the Securities Act of 1933, as amended.

Section 9—Financial Statements and Exhibits

Item 9.01—Financial Statements, Pro Forma Financial Information and Exhibits.

(c) Exhibits.

The following exhibits are being filed herewith:

Exhibit No.	Exhibit
3.2	Bylaws of the Registrant as of November 30, 2005.

99.1	Press Release of WellPoint, Inc., issued on November 30, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 2, 2005

WELLPOINT, INC.

By:	/s/ Michael C. Wyatt
Name:	Michael C. Wyatt
Title:	Vice President and Deputy General Counsel

EXHIBIT INDEX

Exhibit No.	Exhibit
3.2	Bylaws of the Registrant as of November 30, 2005.

99.1	Press Release of WellPoint, Inc., issued on November 30, 2005.